Exhibit 99.1

RegeneRx and G-treeBNT Create Joint Venture to Develop RGN-259 in the U.S.

ROCKVILLE, Md. (January 28, 2015) – RegeneRx Biopharmaceuticals, Inc. (OTCQB: RGRX) (“the Company” or “RegeneRx”) today announced that it has entered into agreements with G-treeBNT Co. Ltd., to develop RGN-259 for dry eye syndrome and neurotrophic keratitis (an orphan indication) in the United States. Under the terms of a joint venture (JV) agreement between the parties, G-treeBNT will be responsible for conducting and funding all clinical trials and product development through approval of a new drug application (NDA). Pursuant to the terms of a license agreement between RegeneRx and the joint venture entity, RegeneRx granted the JV an exclusive, royalty-bearing license to market and sell RGN-259 in the U.S. RegeneRx also contributed all of its non-clinical and clinical data generated to date. G-treeBNT will hold a majority equity stake in the JV that will increase as it successfully reaches development milestones. RegeneRx has the right to participate in all key development and commercialization decisions under the agreements, including the right to approve key commercial relationships and transactions, such as product licensing, mergers or acquisitions.

Under the terms of the license agreement, RegeneRx will receive a total of $1 million in two tranches, as well as royalties ranging from high single digits to low double digits, depending on medical indications approved and if the JV’s ophthalmic product candidates are commercialized internally or through a third party. RegeneRx will also retain a significant equity position in the JV and will not be required to provide any funding for the venture.

“This partnership is a great opportunity for RegeneRx and G-treeBNT as it creates a vehicle to rapidly develop RGN-259 for ophthalmic indications in the U.S. without the need for RegeneRx to raise new capital, sell additional equity, or build out infrastructure. Moreover, G-treeBNT has not only shown a willingness and capability to move quickly with RGN-259 in Korea but has built an experienced team able to successfully accomplish commercial development of this asset. RegeneRx will retain a significant equity stake in the JV and will receive royalties from commercial sales while maintaining strong control of key decision making through its governance provisions. We could not be more pleased with this opportunity as it will immediately hasten product development of RGN-259 in the U.S.,” stated J.J. Finkelstein, RegeneRx’s president and chief executive officer.

“G-treeBNT is very excited about the opportunity to develop RGN-259 in the U.S., in addition to our development of this asset in Asia. We have been conducting the requisite product development work necessary for Phase 3 clinical trials in Korea and intend to use our current data to rapidly do the same in the U.S. We have built a strong team of pharma professionals in our quest to become a multinational biopharmaceutical company and our joint venture with RegeneRx will allow us to continue implementing this mission. We have the financial resources and capability to make the joint venture successful and look forward to developing RGN-259 to its highest potential,” stated Won S. Yang, G-treeBNT’s chief executive officer.

About RegeneRx Biopharmaceuticals, Inc. (www.regenerx.com)

RegeneRx is a U.S. based biopharmaceutical company focused on the development of a novel therapeutic peptide, Thymosin beta 4, for tissue and organ protection, repair and regeneration. RegeneRx currently has three drug candidates in clinical development for ophthalmic, cardiac, CNS and dermal indications in the U.S. and through strategic licensing agreements in China, the EU, and in other Pan Asia countries, including Korea, Japan and Australia, and has an extensive worldwide patent portfolio covering its products. It recently created a joint venture with its partner, G-treeBNT, to develop RGN-259 in the U.S. for ophthalmic indications.

About G-treeBNT Co. Ltd.

G-treeBNT is a Korean-based pharma company that recently entered the biopharmaceutical business through carefully selected strategic alliances with distinguished leading bio-venture companies in the US and EU. Through a strategic license with RegeneRx Biopharmaceuticals, Inc., the company is developing RGN-259 for dry eye syndrome in 28 Asian and Pacific Rim countries by preparing for Phase III clinical trials. G-treeBNT recently began developing RGN-259 in the U.S. through a joint venture with RegeneRx for dry eye syndrome and neurotrophic keratitis.

Forward-Looking Statements

Any statements in this press release that are not historical facts are forward-looking statements made under the provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements concerning creation of a joint venture to develop RGN-259, management of the joint venture and its expertise, background and skills, and the prospects for development, commercialization, royalties and equity expectations of the joint venture and of RGN-259 in the U.S. Any forward-looking statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Please view these and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”), including those identified in the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2013, and subsequent quarterly reports filed on Form 10-Q, as well as other filings it makes with the SEC. Any forward-looking statements in this press release represent the Company’s views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date. The Company specifically disclaims any obligation to update this information, as a result of future events or otherwise, except as required by applicable law.

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For RegeneRx:

Lori Smith

301.208.9191

las@regenerx.com